Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUVALENT, INC.

Nuvalent, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Nuvalent, Inc. and that this corporation was originally incorporated pursuant to the DGCL on January 25, 2017 under the name Nuvalent, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 8, 2018 and a further Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 30, 2021.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the following is hereby inserted into Article FOURTH immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 5.38213 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation.

Immediately following the Effective Time, each share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the

Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.”

RESOLVED, that Article FOURTH, Part A, is hereby amended and restated in its entirety to read as follows:

“A. COMMON STOCK

202,558,321 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock” and 26,023,976 shares of the authorized and unissued Common Stock of the Corporation are hereby designated “Class B Common Stock,” subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Amended and Restated Certificate of Incorporation (this “Certificate”):

1. General; Identical Rights.

(a) The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

(b) Except as otherwise provided in this Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

(b) If the Corporation in any manner subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

2. Voting.

(a) The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of holders of one or more series of Preferred Stock that may be required to amend the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Except as otherwise provided herein or as otherwise required by the DGCL, the Class B Common Stock shall have no voting rights, and shall not entitle the holders thereof to any vote at any meeting of stockholders, with respect to any matter, and the shares of Class B Common Stock shall not be considered present or entitled to vote or otherwise accounted for in connection with any meeting or vote that occurs during such time (including for purposes of determining the presence or absence of a quorum or the minimum vote required to approve any matter). However, subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, as long as any shares of Class B Common Stock are outstanding, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Class B Common Stock, the Corporation shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, alter, amend, modify or repeal any provision of this Certificate (i) if the effect thereof would be to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock, or (ii) otherwise in a manner that would adversely affect or otherwise impair the rights of the holders of the Class B Common Stock pursuant to this Certificate relative to the holders of shares of Class A Common Stock.

3. Conversion of Class B Common Stock.

(a) Conversions at Option of Holder. Each share of Class B Common Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the holder thereof, into one share of Class A Common Stock. A holder of Class B Common Stock shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed by such holder. If the Notice of Conversion is delivered at a time when the Conversion Shares (as defined below) are required to bear a restrictive legend pursuant to Section 3(d) of this Part A, on or before the fifth (5th) Business Day following the Conversion Date (as defined below) (the “Restricted Voluntary Conversion Delivery Deadline”), the Corporation shall, or shall cause its transfer agent to, issue and deliver to the address as specified in the Notice of Conversion, a stock certificate, registered in the name of the holder or its designee, for the number of shares of Class A Common Stock to which the holder shall be entitled, and in the case of a Notice of Conversion delivered at a time when the Conversion Shares are not required to bear a restrictive legend pursuant to Section 3(d) of this Part A, on or before the second (2nd) Business Day (or, if earlier, the last day of the Standard Settlement Period (as defined below)) following the Conversion Date (the “Unrestricted Voluntary Conversion Delivery Deadline”), cause the Transfer Agent to credit the aggregate number of shares of Class A Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day (as defined below) that the completed Notice of Conversion is sent by electronic mail or facsimile to, and received during regular business hours by, the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable or mathematical error. Shares of Class B Common Stock converted into Class A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required, and the holder shall not be required to physically surrender the certificate(s) representing the Class B Common Stock to the Corporation until all shares of Class B Common Stock represented by such certificate(s) have been converted in full, in which case the holder shall surrender such certificate(s) to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Class B Common Stock and issuance of a certificate representing such remaining shares of Class B Common Stock. In accordance with the preceding sentence, upon the written request of the holder and the surrender of certificate(s) representing Class B Common Stock, the Corporation shall, within three (3) Trading Days of such request, deliver to the holder certificate(s) (as specified by the holder in such request) representing the remaining shares of Class B Common Stock represented by the surrendered certificate(s).

(b) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 3(b) of this Part A, the Corporation shall not effect any conversion of the Class B Common Stock, and a holder shall not have the right to convert any portion of the Class B Common Stock, to the extent that, after giving effect to an attempted conversion set forth on the applicable Notice of Conversion, such holder together with such holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the holder is a member would beneficially own a number of shares of Class A Common Stock in excess of 4.9% (or, if prior to the closing of the Corporation’s initial public offering of its Common Stock such holder delivered written notice to the Corporation of such holder’s election to be governed by a 9.9% beneficial ownership limitation, 9.9%) of the total number of shares of Class A Common Stock then issued and outstanding (the “Beneficial Ownership Limitation”); provided that the Beneficial Ownership Limitation shall not apply to the extent that the Class A Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. Delivery of a Notice of Conversion by a holder in respect of the conversion of Class B Common Stock shall constitute a representation by such holder that the issuance of shares of Class A Common Stock in accordance with such Notice of Conversion will not cause such holder (together with such holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission) to beneficially own a number of shares of Class A Common Stock in excess of the Beneficial Ownership Limitation, as determined in accordance with this Certificate. For purposes of this Section 3(b) of this Part A, the number of shares of Class A Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Class B Common Stock beneficially owned by such holder or any of its Affiliates (or any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission), and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Corporation subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including any class or series of preferred stock or warrants) beneficially owned by such holder or any of its Affiliates (and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission). Except as set forth in the preceding sentence, for purposes of this Section 3(b) of this Part A, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(b) of this Part A, in determining the number of outstanding shares of Class A Common Stock, a holder may rely on the number of outstanding shares of Class A Common Stock as stated in the Corporation’s most recent quarterly or annual report filed with the Securities and Exchange Commission (the “Commission”), any current report or other filing filed by the Corporation with the Commission subsequent thereto or any confirmation provided by the Corporation in accordance with the next sentence. Upon the written request of a holder (which may be via electronic mail), the Corporation shall within two (2) Trading Days following such request, confirm in writing via electronic mail to such holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to any actual conversion, exchange or exercise of securities of the Corporation, including Class B Common Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Class A Common Stock was last publicly reported.

(c) Mechanics of Conversion

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the Restricted Voluntary Conversion Delivery Deadline or the Unrestricted Voluntary Conversion Delivery Deadline, as applicable (as applicable, the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Class B Common Stock or (b) in the case of a DWAC Delivery, electronically deliver such Conversion Shares by crediting the account of the holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Class B Common Stock certificate delivered to the Corporation.

(ii) Obligation Absolute. Subject to holder’s right to rescind a Notice of Conversion pursuant to Section 3(c)(i) of this Part A, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Class B Common Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a holder a certificate or certificates representing Conversion Shares or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 3(c)(i) of this Part A, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then, at the election of such holder, the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Class A Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Class A Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of such holder, either reissue (if surrendered) the shares of Class B Common Stock equal to the number of shares of Class B Common Stock submitted for conversion or deliver to such holder the number of shares of Class A Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 3(c)(i) of this Part A. The holder shall provide the Corporation written notice within five (5) Trading Days after the occurrence of a Buy-In indicating the amounts payable to such holder in respect of the Buy-In together with applicable confirmations and any other evidence reasonably requested by the Corporation related thereto. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Class A Common Stock upon conversion of the shares of Class B Common Stock as required pursuant to the terms hereof.

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Class B Common Stock and payment of dividends on the Class B Common Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable upon the conversion of all outstanding shares of Class B Common Stock (without regard to the Beneficial Ownership Limitation). The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(v) Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock upon conversion of any shares of Class B Common Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(vi) Status as Class A Stockholder. Effective as of the delivery by the holder of the Notice of Conversion by the holder by facsimile or electronic mail, as provided herein, (A) the shares of Class B Common Stock being converted shall be deemed converted into shares of Class A Common Stock, (B) the holder shall be deemed the holder or record of such applicable Conversion Shares, and (C) subject to a holder’s right to rescind a Notice of Conversion pursuant to Section 3(c)(i) of this Part A, the holder’s rights as a holder of such converted shares of Class B Common Stock shall cease and terminate, excepting only the right to receive certificates evidencing such shares of Class A Common Stock, or electronic delivery of such shares in the case of DWAC Delivery, and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Class B Common Stock.

(d) Legends. Certificates evidencing shares of Class B Common Stock, or shares of Class A Common Stock issued upon conversion thereof (“Conversion Shares”), issued or sold pursuant to an effective registration statement under the Securities Act shall not contain any legend restricting the transfer thereof. Certificates evidencing shares of Class B Common Stock or Conversion Shares shall not be required to contain any legend restricting the transfer thereof: (A) while a registration statement covering the sale or resale of such security is effective under the Securities Act or (B) if the holder thereof provides customary good-faith representations to the effect that it has sold such shares pursuant to Rule 144, or (C) if such shares of Class B Common Stock or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate good-faith representations provided by the holder thereof, or (D) at any time on or after the date hereof that the applicable holder certifies in good faith that it is not an Affiliate of the Corporation and that such holder’s holding period for purposes of Rule 144 and, in the case of the Conversion Shares, subsection (d)(3)(ii) thereof with respect to such shares of Class B Common Stock and/or Conversion Shares is at least twelve (12) months (or six (6) months if the Corporation is, and shall have been for a period of at least ninety (90) days, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act), or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Corporation or set forth in a legal opinion delivered by counsel to the Corporation (clauses (A) through (E), collectively with the first sentence of this paragraph, the “Unrestricted Conditions”). The Corporation shall use its reasonable best efforts to cause its counsel to issue a legal opinion to the Transfer Agent at such time as any of the Unrestricted Conditions has been satisfied, if required by the Corporation’s Transfer Agent to effect the issuance of shares of Class B Common Stock or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Condition is met at the time of issuance of shares of Class B Common Stock or at the time of issuance of Conversion Shares, then such shares of Class B Common Stock or Conversion Shares, as applicable, shall be issued free of all legends. The Corporation agrees that at such time as such legend is no longer required under this Section 3(e) of this Part A, it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the applicable holder to the Corporation or the Transfer Agent of a certificate representing shares of Class B Common Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

(e) Certain Defined Terms. For the purposes of this Section 3 of this Part A, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a holder of capital stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the principal securities exchange or other securities market on which the Class A Common Stock is then being traded.”

RESOLVED, that Article FOURTH, Part B, Section 5.1 is hereby amended and restated in its entirety to read as follows:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Class A Common Stock to the public at a price of at least $2.0698 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock) in a firm-commitment underwritten public offering consummated on or prior to September 30, 2022 pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75 million of gross proceeds to the Corporation and in connection with such offering the Class A Common Stock is listed for trading on the Nasdaq Global Market or Global Select Market, the New York Stock Exchange, or another exchange or marketplace approved by the Board of Directors, including the approval of at least one Preferred Director or (b) the date and time, or the occurrence of an event specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1; provided that, unless otherwise specified in writing by Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund, IV, L.P. (together, “Deerfield”) prior to the effective date of the conversion, an aggregate of 26,023,976 of the shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock) issuable upon such conversion of Preferred Stock held by Deerfield shall be issued in the form of Class B Common Stock; provided, further that, the specific shares of Preferred Stock held by Deerfield (including the series thereof, the date or dates of issuance thereof and the allocation thereof between Deerfield Healthcare Innovations Fund, L.P. and Deerfield Private Design Fund, IV, L.P.) to be converted into such shares of Class B Common Stock shall be as designated by Deerfield prior to the effective date of such conversion, and (ii) such shares may not be reissued by the Corporation.”

3. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

4. That said amendment has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 23rd day of July, 2021.

By:	/s/ James Porter
Name:	James Porter
Title:	Chief Executive Officer